SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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Emclaire Financial Corp
(Name of Registrant as Specified in Its Charter)

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Note:  The following Q&A will be posted on the Company’s website (emclairefinancial.com) to provide shareholders with additional information about the proposal to amend the Company’s Articles of Incorporation to be considered at the Company’s Annual Meeting of Shareholders.

Questions and Answers About the Proposal to Amend

Emclaire Financial Corp’s Articles of Incorporation to be considered at the Annual Meeting of Shareholders to be Held on April 25, 2018

Q.       Why is the Corporation amending its Articles of Incorporation?

A.       Article 8 of the current Amended and Restated Articles of Incorporation of the Corporation requires an 80% vote of the outstanding shares of common stock in order to approve a merger or similar transaction. The Board of Directors believes that this is a very high and difficult threshold to achieve, which could impede the Corporation from completing a merger or sale of the Corporation in the future, even if such a transaction was favored by the Board of Directors and a majority of shareholders.

Q.       What does the amendment do?

A.       As more fully described in the proxy statement dated March 23, 2018, the Board of Directors has proposed an amendment to the Articles which eliminates the supermajority vote requirement if the proposed merger or similar transaction is first approved by a majority of the Board of Directors. If the proposed merger or similar transaction is not first approved by a majority of the Board, the amendment reduces the threshold for approval to two-thirds of the outstanding shares of common stock from the current 80% vote requirement, which the Board believes will discourage hostile takeovers and encourage an acquirer to negotiate with the Corporation.

Q. What are the Board of Director’s reasons for the amendment?

A.       A future merger or sale transaction, which could be beneficial to shareholders and provide a premium to the market value of the common stock, could fail to be completed because of the current, extremely high vote requirement of 80%. The provision might also discourage a potential acquirer from pursuing a friendly merger with the Corporation out of concern that the required 80% shareholder approval might not be obtained. Due to a lack of clarity in Article 8 as currently drafted, an argument could be made that the supermajority vote requirement may be required even where the Corporation is acquiring another company and is the surviving company in the merger. A potential acquisition by the Corporation could enhance franchise value, be accretive to earnings per share and position the Corporation for additional growth and sustained profitability.

Q.       What is the vote required to approve the amendment?

A.       Current Article 8 requires approval of at least eighty percent (80%) of the outstanding shares of common stock of the Corporation in order to approve the amendment to Article 8, which is a very high and difficult threshold to achieve for any proposal to be considered by shareholders of a public company. Many shareholders, particularly holders of a relatively small position of a stock, do not bother to return a proxy or to vote even if they are in favor of a proposal.

Q. What happens if a shareholder does not vote or abstains on the proposal to amend the Articles?

A.        Because of the required vote, a shareholder who fails to vote on the proposal or abstains from voting will have the same effect as a vote against the proposal.

Q.       What does the Board of Directors of the Corporation recommend?

A.       The Board of Directors has carefully considered the advantages and disadvantages of the amendment and the applicability of a supermajority voting provision in certain circumstances, and has approved the amendment of Article 8 and recommends that shareholders vote to approve the amendment.

Q.        How do shareholders vote on the proposal to amend the Articles at the Annual Meeting?

A.       Shareholders may vote by proxy (i) via the Internet at www.voteproxy.com by following the instructions contained on that website, (ii) by telephone at 1-800-776-9437, or (iii) by completing and signing the proxy card previously mailed to them and returning it promptly in the postage prepaid, addressed envelope. In addition, shareholders may vote by appearing at the Annual Meeting and voting in person.

Q.       Who can shareholders call with questions?

A       If you have any questions about any of the proposals for consideration at the Annual Meeting, including the proposal to the amend the Articles, or how to vote at the Annual Meeting, in person or by proxy, please call our proxy solicitor, Laurel Hill Advisory Group, LLC, toll-free at (888) 742-1305.